UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 15, 2014
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Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   717-763-7064

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2014, Harsco Corporation (the “Company”) appointed Peter Minan, age 52, as Chief Financial Officer of the Company, effective November 11, 2014. As of the commencement of Mr. Minan’s employment, F. Nicholas Grasberger, III, the Company’s President and Chief Executive Officer, will no longer serve as the principal financial officer of the Company, but will continue to serve as President and Chief Executive Officer of the Company and as the principal executive officer.

Mr. Minan brings a wealth of experience to the Company through a nearly 30-year career with KPMG LLP, where his roles included National Managing Partner, U.S. Audit practice and Partner in charge, Washington Baltimore Audit practice. Named a partner in the firm in 1993, Mr. Minan also served as global lead partner for several multinational Fortune 500 industrial and consumer audit clients. At the time he left KPMG in February 2012, Mr. Minan was partner-in-charge of KPMG’s U.S. Climate Change and Sustainability Assurance Services practice. From March 2012 to August 2013, Mr. Minan was Vice President Risk Management and Internal Audit of Computer Sciences Corporation, an information and technology services and solutions company. Mr. Minan has taken time off since August 2013, using that time to pursue personal interests. Mr. Minan is a certified public accountant and holds a bachelor’s degree of science from the University of Virginia McIntire School of Commerce.

In connection with Mr. Minan’s appointment, the Management Development and Compensation Committee of the Board of Directors of the Company approved an offer to Mr. Minan (the “Offer Letter”). The material terms and conditions of the Offer Letter, which was accepted and agreed to by Mr. Minan on October 15, 2014 and is not subject to a fixed duration, are summarized below:

•	Annual base salary rate of $475,000;

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“Sign-on” cash bonus of $150,000, subject to repayment under certain circumstances, including voluntary resignation or termination for “cause” (as determined in the Company’s sole discretion, such as for violating the Company’s code of conduct) within 18 months;

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Eligibility to participate in the Company’s annual incentive plan, with annual incentives targeted at 75% of base salary and actual payments ranging from 0% to 150% depending on actual performance against objectives for each year’s program, including potentially financial and individual performance, subject to the terms of the Company’s 2013 Equity and Incentive Compensation Plan or any applicable successor plan (the “Equity Plan”);

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Eligibility to participate in the Company’s long-term incentive program (“LTIP”) at an annual target level of 150% of base salary. The Company expects that Mr. Minan’s 2015 LTIP awards will consist of a roughly equivalent mix of service-based restricted stock units (“RSUs”), service-based stock appreciation rights (“SARs”) and performance-based RSUs (“PSUs”). The value of such annual LTIP awards noted above reflects an “expected” or “target” level, but the value of such awards upon vesting may vary based on the Company’s share price movement and performance versus long-term performance objectives (as appropriate). LTIP awards will be subject to the terms and conditions of the Equity Plan and applicable award agreements;

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“Sign-on” grant of RSUs, SARs and PSUs with a value (as determined by the Company with respect to and in light of its LTIP practices) equal to $240,000, which awards will generally vest in accordance with the terms of the applicable award agreements and will be subject to the terms of the Equity Plan and applicable award agreements;

•	Company share ownership requirement equal to three times Mr. Minan’s base salary, which Mr. Minan must satisfy within five years of his first day of employment with the Company;

•	Eligibility to participate in the Company’s standard health and welfare benefits program (plus 20 days of vacation per year, with 2014 vacation pro-rated based on Mr. Minan’s start date);

•	Requirement to enter into the Company’s standard confidentiality and non-competition agreements; and

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Acknowledgement that incentive awards are expected to be subject to the Company’s clawback policy and any additional clawback provisions issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Pursuant to the non-competition agreement, Mr. Minan generally will be subject to customary non-solicitation and non-competition covenants during his employment and for one year following his employment.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.    Description

99.1        Press Release issued by Harsco Corporation on October 20, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date:	October 20, 2014	By:	/s/ A. Verona Dorch
A. Verona Dorch
Vice President and General Counsel